Exhibit 99.1

Rimage Reports Second Quarter Sales and Earnings

Minneapolis, MN—July 22, 2009—Rimage Corporation (Nasdaq: RIMG) today reported sales of $19,818,000 for the second quarter of 2009 ended June 30, compared to $22,686,000 in the year-earlier period. Second quarter earnings increased slightly to $1,973,000 or $0.20 per diluted share from $1,927,000 or $0.19 per diluted share in the same period of 2008.

Bernard P. (Bernie) Aldrich, chief executive officer, commented: “Rimage’s second quarter sales and earnings were improved from the levels reported in this year’s first quarter and operating cash flows continued to increase. Our second quarter performance benefited from an increased gross margin, due primarily to reduced service-related costs associated with improvements to our products and from actions we took previously to streamline our expense structure. However, we are continuing to experience lengthened selling lead times for our disc publishing systems due to customer hesitancy toward capital equipment purchases. For this reason, we remain guarded about our near-term performance, since our visibility into future orders is limited at this time. Longer-term, we are optimistic about Rimage’s future, given our current and future opportunities and ongoing commitment to product development.”

He added: “From a strategic standpoint, we are focusing on strengthening Rimage’s core business to further capitalize upon our current technological competencies and global sales channel. This effort, which is headed by Sherman L. Black, our new president and chief operating officer, also is preparing us for exploring new opportunities that could extend beyond the scope of our current operations. Once adequately prepared, we will evaluate opportunities that could be complementary to our core business and possess solid growth potential.”

Financial Review

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, decreased 4% in this year’s second quarter in comparison to the year-earlier period and accounted for 64% of sales, compared to 58% in the second quarter of 2008. Recurring revenues, which have benefited from Rimage’s large installed base, have accounted for a higher than normal proportion of total sales over the past year due to reduced demand for disc publishing hardware as a result of the recession.

International sales declined 31% in this year’s second quarter, due primarily to the impact of the weak economy on Rimage’s European operation. Sales in the Asia/Pacific market exceeded Rimage’s internal forecast for this period. International sales accounted for 38% of total second quarter sales, compared to 47% in the year-earlier period. Currency effects decreased worldwide sales by 4% in the second quarter of 2009.

Reflecting the cash-generating ability of Rimage’s business, cash and investments rose to $104.4 million at June 30, 2009, from $96.7 million at the end of the first quarter and $95.4 million at the beginning of this year. At these levels, cash reserves are more than adequate for supporting Rimage’s growth initiatives. Reflecting its conservative cash management practices, Rimage sold its holdings of municipal bonds during the second quarter, resulting in a one-time gain of approximately $277,000. The sale proceeds were reinvested in U.S. Treasury securities. While safeguarding Rimage’s cash position, this transaction will result in reduced levels of interest income in future quarters.

Working capital totaled $89.8 million at the end of the second quarter, compared to $71.7 million at the end of the first quarter and $62.1 million at the end of 2008. Rimage’s balance sheet is debt-free, while stockholders’ equity increased to $112.8 million at June 30, 2009, from $110.3 million at March 31, 2009 and $109.0 million at December 31, 2008.

About Rimage

Rimage Corporation is the world’s leading provider of on-demand digital publishing systems that businesses and organizations use to quickly and easily produce CDs, DVDs and Blu-ray discs with customized content and durable color or monochrome disc labeling. Our systems integrate software, robotics and surface label printers into a complete disc publishing solution that typically is designed into OEM equipment as its digital output solution. Major markets for Rimage’s disc publishing systems include retail, medical, business services and government.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

#      #      #

For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144

Conference Call and Replay

Rimage Corporation will review its second quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference will be available through July 29 at 303-590-3030 with the 4107657 conference ID.

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues	$19,818	$22,686	$38,176	$45,435
Cost of revenues	10,630	12,772	20,423	25,844
Gross profit	9,188	9,914	17,753	19,591
Operating expenses:
Research and development	1,501	1,513	3,476	2,864
Selling, general and administrative	5,148	5,672	10,490	12,310
Total operating expenses	6,649	7,185	13,966	15,174
Operating income	2,539	2,729	3,787	4,417
Other income, net	823	287	1,333	1,369
Income before income taxes	3,362	3,016	5,120	5,786
Income tax expense	1,389	1,089	1,962	2,073
Net income	1,973	1,927	3,158	3,713

Net income per basic share	$0.21	$0.20	$.34	$.38

Net income per diluted share	$0.20	$0.19	$.33	$.37
Basic weighted average shares outstanding	9,372	9,665	9,358	9,714
Diluted weighted average shares outstanding	9,517	9,820	9,463	9,946

Consolidated Balance Sheet Information:

	Balance as of
	June 30, 2009	December 31, 2008

Cash and marketable securities	$86,570	$54,755
Receivables	11,161	11,099
Inventories	3,651	5,625
Total current assets	103,806	74,151
Property and equipment, net	5,715	6,183
Marketable securities – non-current	17,844	40,647
Total assets	129,548	123,456
Current liabilities	14,041	12,010
Long-term liabilities	2,685	2,398
Stockholders’ equity	112,822	109,048